Exhibit 99.1

99¢ ONLY STORES® ANNOUNCES PRICING OF $250 MILLION SENIOR NOTES OFFERING

CITY OF COMMERCE, California – December 14, 2011 - 99¢ Only Stores® (NYSE:NDN) (the “Company”), Number Holdings, Inc. (“Parent”) and affiliates of Ares Management LLC and the Canada Pension Plan Investment Board (together, the “Sponsors”) today announced that Number Merger Sub, Inc. (“Merger Sub”), a subsidiary of Parent controlled by the Sponsors, priced its previously announced private placement of $250 million aggregate principal amount of 11% senior notes due 2019 (the “Notes”) at an issue price of par. The Notes are being issued in connection with the previously announced acquisition (the “Acquisition”) of the Company by the Sponsors through the merger of Merger Sub with and into the Company. Upon consummation of the Acquisition, the Company will assume all of the obligations of Merger Sub and certain subsidiaries of the Company will guarantee such obligations under the Notes.

Subject to customary closing conditions, the offering is expected to close on December 29, 2011. On the closing date, the proceeds of the offering will be deposited into an escrow account. Upon release from escrow, the Company and the Sponsors expect that the net proceeds of the offering will be used to partially fund the Acquisition. The release of the proceeds from escrow is contingent, among other things, on the completion of the Acquisition.

The Notes are being offered in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum.

About 99¢ Only Stores®

Founded in 1982, 99¢ Only Stores® operates 291 extreme value retail stores consisting of 214 stores in California, 36 in Texas, 28 in Arizona, and 13 in Nevada including three stores opened during the current quarter. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.

About Ares Management LLC

Ares Management LLC (“Ares Management”) is a global alternative asset manager and SEC registered investment adviser with approximately $43 billion of committed capital under management and approximately 450 employees as of September 30, 2011. The firm is headquartered in Los Angeles with professionals also located across the United States, Europe and Asia and has the ability to invest in all levels of a company’s capital structure — from senior debt to common equity. The firm’s investment activities are managed by dedicated teams in its Private Equity, Private Debt and Capital Markets investment platforms. Ares Management was built upon the fundamental principle that each platform benefits from being part of the greater whole. This multi-asset class synergy provides its professionals with insights into industry trends across the globe, access to significant deal flow and the ability to assess relative value.

The Ares Private Equity Group pursues majority or shared-control investments, principally in middle market companies with strong business franchises and in situations where its capital can serve as a catalyst for growth. Ares’ senior partners average more than 20 years of experience investing in, controlling, advising, and restructuring companies.

For additional information, visit www.aresmgmt.com.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (“CPPIB”) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At September 30, 2011, the CPP Fund totaled C$152 billion, of which C$25 billion was invested in private equity. For more information about CPPIB, please visit www.cppib.ca.

Forward-Looking Statements

Statements that describe the objectives, expectations, plans or goals of the Company, the Sponsors or their respective affiliates are forward-looking statements, including, without limitation, statements relating to the completion of the Acquisition.  There are a number of risks and uncertainties that could cause actual results or events to differ materially from these forward-looking statements, including the following: (1) the Company may be unable to obtain shareholder approval as required for the Acquisition; (2) conditions to the closing of the Acquisition may not be satisfied; (3) the Acquisition may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the Acquisition; (5) the outcome of any legal proceedings related to the Acquisition; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the Acquisition; (8) the ability to recognize benefits of the Acquisition; (9) risks that the Acquisition disrupts current plans and operations and the potential difficulties in employee retention as a result of the Acquisition; and (10) other risks to consummation of the Acquisition, including the risk that the Acquisition will not be consummated within the expected time period or at all.  If the Acquisition is consummated, our public shareholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2011, and the Quarterly Reports on Form 10-Q for the quarterly periods ended July 2, 2011 and October 1, 2011.